Exhibit 99.1

Amarin Reports First Quarter 2016 Financial Results and Provides Update on Operations

Product revenue up 63% over prior year

REDUCE-IT cardiovascular outcomes study achieves target enrollment

Preparation for interim analysis by independent data monitoring committee underway

Management to host conference call at 8:00 a.m. ET today

BEDMINSTER, N.J., and DUBLIN, Ireland, May 5, 2016 — Amarin Corporation plc (NASDAQ: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the quarter ended March 31, 2016, and provided an update on company operations.

Key Amarin achievements since December 31, 2015 include:

•	Revenue growth: Recognized $25.3 million in net product revenue from Vascepa® sales in Q1 2016 compared to $15.6 million in Q1 2015, an increase of approximately 63%;

•	Gross margin: Gross margin on product sales increased to 73% in Q1 2016 compared to 64% in Q1 2015 primarily reflecting lower cost of inventory purchases due to expanded supplier network and higher purchasing volumes;

•	Prescription growth: Increased normalized prescriptions, based on data from Symphony Health Solutions and IMS Health, by 55% and 56%, respectively, compared to Q1 2015, reflecting its ninth consecutive quarter of greater than 50% growth in normalized prescriptions over the corresponding quarter in the prior year;

•	Expanded marketing: Agreement reached with FDA and U.S. government allowing Amarin to engage in promotion of ANCHOR Phase 3 clinical trial results and other related truthful and non-misleading information relating to Vascepa;

•	REDUCE-IT R&D progress: REDUCE-IT cardiovascular outcomes study, designed to provide data to support a significantly expanded market opportunity for Vascepa, reached target enrollment of approximately 8,000 patients and the onset of approximately 60% of the target aggregate number of primary cardiovascular events within the study has triggered preparation for a protocol pre-specified interim efficacy analysis by the independent Data Monitoring Committee (DMC) expected to be conducted in September or October 2016; and

•	International commercialization: With Amarin’s support, Eddingpharm, the company’s partner, completed submissions to China Food and Drug Administration needed to better define the clinical and regulatory pathway to Vascepa approval in China.

“Amarin’s passionate field organization and managed care teams leveraged the strong underlying data that differentiates Vascepa’s clinical profile from its omega-3 competitors to increase managed care coverage and drive greater utilization, resulting in our strongest first quarter yet,” commented John F. Thero, president and chief executive officer of Amarin. “Our net product revenue exceeded our internal revenue expectations for the quarter and our market share continued to expand approaching 20% of the current prescription omega-3 category. On the clinical development front, REDUCE-IT remains on schedule and our confidence remains high that this important study is positioned for success. As we look toward the balance of 2016, our focus remains on executing on REDUCE-IT, driving U.S. revenue growth and continuing to opportunistically increase shareholder value.”

Commercial Update

Amarin’s continued year-over-year revenue growth resulted primarily from increased volume of Vascepa prescribed, with the number of physicians prescribing Vascepa and rate at which they do so both increasing.

Normalized prescriptions (estimated) for the first quarter of 2016, based on data from Symphony Health Solutions and IMS Health, totaled approximately 201,000 and 214,000, respectively. These prescription levels represent growth of approximately 55% and 56%, respectively, compared to the same quarter in 2015. As has been true in the first quarter of prior years for Vascepa and many other drugs, product revenue and prescription growth were impacted by the reset of patient deductible amounts for many healthcare plans at the beginning of the calendar year which negatively affect prescription refills by patients at retail pharmacies.

REDUCE-IT Cardiovascular Outcomes Study Achieves Target Enrollment

During the first quarter of 2016, Amarin’s REDUCE-IT cardiovascular outcomes study reached its target enrollment and now has over 8,000 patients enrolled in this study evaluating the effectiveness of Vascepa in preventing the occurrence of a first major cardiovascular event in a population of patients at high residual risk despite statin therapy. This is the first prospective double-blinded cardiovascular outcomes study of any drug in a population of patients who, despite stable statin therapy, have elevated triglyceride levels. Unlike outcomes studies for many drugs that are designed to validate a currently approved drug indication, a positive result in REDUCE-IT could potentially expand the market opportunity for Vascepa, reflecting a potential market opportunity comparable in size to cholesterol management therapy.

The cardiovascular event rate in this events-driven study continues to track to prior estimates. Late in the first quarter, the onset of approximately 60% of the target aggregate number of primary cardiovascular events triggered formal preparation for a protocol pre-specified interim efficacy and safety analysis by the independent Data Monitoring Committee (DMC). The interim analysis is anticipated to occur in September or October 2016, after all patients in the study complete a study visit and the data are collected and prepared for transfer to and analysis by the DMC. The study has undergone multiple prior safety analyses by the DMC with each analysis resulting in a DMC recommendation that REDUCE-IT continue as planned. The pending interim analysis in September or October 2016 will represent the first review of unblinded efficacy data by the DMC. Amarin will remain blinded to the interim and ongoing results of the REDUCE-IT study until after the study is ready to be stopped either at the interim analysis or at the final analysis. Given the nature of outcomes studies and the design of REDUCE-IT, Amarin expects the DMC will recommend that REDUCE-IT continue until attainment of 100% of the target 1,612 primary events, which is estimated to occur in 2017 with results anticipated to be published in 2018.

Financial Update

Net product revenue for the three months ended March 31, 2016 and 2015 was $25.3 million and $15.6 million, respectively. This increase in product revenue was primarily attributable to increases both in new and recurring prescriptions of Vascepa. In addition, licensing revenue during the three months ended March 31, 2016 and 2015 was $0.2 million and $0.4 million, respectively. Based on first quarter 2016 results and anticipated trends, the company reiterates its guidance estimate of total 2016 net product revenue of between $105 million and $120 million. Revenue within this range is expected to position Amarin to enter 2017 cash flow positive from commercial operations, excluding REDUCE-IT and other R&D expense not required to sustain current commercial operations.

Cost of goods sold during the three months ended March 31, 2016 and 2015 was $6.9 million and $5.6 million, respectively. Gross margin on product sales improved to 73% in the quarter ended March 31, 2016 compared to 64% in the quarter ended March 31, 2015. The improvement in gross margin on product sales was primarily driven by lower unit cost active pharmaceutical ingredient purchases.

Selling, general and administrative, or SG&A, expense in the three months ended March 31, 2016 and 2015 was $28.0 million and $24.7 million, respectively. This increase in expense primarily reflects increased co-promotion fees earned by Kowa Pharmaceuticals America, Inc., increased sales and marketing spend associated with Amarin’s expanded marketing initiatives, and an increase in non-cash stock-based compensation expense, partially offset by quarterly variability in legal costs. Co-promotion fees for the three months ended March 31, 2016 and 2015 were $3.5 million and $1.5 million, respectively. Amarin currently anticipates that prior to REDUCE-IT data, with the exception of increases in co-promotion fees expected to be earned by Kowa Pharmaceuticals America, Inc. and non-cash costs, its SG&A expense taken as a whole will be relatively flat during 2016 as compared to 2015.

Research and development expense in the three months ended March 31, 2016 and 2015 was $13.7 million and $12.6 million, respectively. This increase in expense was primarily driven by the timing of REDUCE-IT expenses. Research and development costs in 2016, excluding non-cash costs, are expected to be similar in aggregate to 2015 including annual REDUCE-IT costs of approximately $30 million to $40 million until study completion with quarterly variability due to the timing of study-related costs.

Under GAAP, Amarin reported a net loss of $29.8 million in the first quarter of 2016, or basic and diluted loss per share of $0.16. This net loss included $3.6 million in non-cash share-based compensation expense and a $1.3 million non-cash loss on the change in fair value of derivatives. Amarin reported a net loss of $32.0 million in the first quarter of 2015, or basic and diluted loss per share of $0.18. This net loss included $3.0 million in non-cash share-based compensation expense, a $0.5 million non-cash gain on the change in fair value of derivatives, and a $0.9 million non-cash deemed dividend for accounting purposes related to a preferred stock purchase option.

Excluding non-cash gains or losses for share-based compensation, warrant compensation, change in fair value of derivatives, and the non-cash deemed dividend, non-GAAP adjusted net loss was $24.9 million for the first quarter of 2016, or non-GAAP adjusted basic and diluted loss per share of $0.14, compared to non-GAAP adjusted net loss of $28.6 million for the first quarter of 2015, or non-GAAP adjusted basic and diluted loss per share of $0.16.

Amarin reported cash and cash equivalents of $81.4 million as of March 31, 2016. Net cash used in operating activities in the quarter ended March 31, 2016 increased year-over-year primarily as a result of $15.0 million in up-front proceeds from the Eddingpharm license agreement received in the corresponding quarter of 2015. Increased sales and marketing spend in 2016 in support of expanded Vascepa promotion was more than offset by higher collections from product sales. As of March 31, 2016, Amarin reported $15.0 million in net accounts receivable ($19.3 million in gross accounts receivable before allowances and reserves) and $21.3 million in inventory.

As of March 31, 2016, Amarin had approximately 184.4 million American Depository Shares (ADSs) and ordinary shares outstanding, 32.8 million common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 20.8 million equivalent shares underlying stock options at a weighted-average exercise price of $3.41, as well as 10.7 million equivalent shares underlying restricted or deferred stock units.

Conference Call and Webcast Information

Amarin will host a conference call at 8:00 a.m. ET today, May 5, 2016. The conference call can be heard live on the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers, please use conference ID 13635415.

Use of Non-GAAP Adjusted Financial Information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for share-based compensation, warrant compensation, change in value of derivatives, gain on extinguishment of debt and preferred stock purchase option and beneficial conversion features. Management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations. While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes a commitment to an ongoing outcomes study. Vascepa® (icosapent ethyl), Amarin’s first FDA-approved product, is a highly pure omega-3 fatty acid product available by prescription. For more information about Vascepa, visit www.vascepa.com. For more information about Amarin, visit www.amarincorp.com.

About VASCEPA® (icosapent ethyl) capsules

VASCEPA® (icosapent ethyl) capsules are a single-molecule prescription product consisting of 1 gram of the omega-3 acid commonly known as EPA in ethyl-ester form. Vascepa is not fish oil, but is derived from fish through a stringent and complex FDA-regulated manufacturing process designed to effectively eliminate impurities and isolate and protect the single molecule active ingredient. Vascepa is known in scientific literature as AMR101.

FDA-approved Indication and Usage

•	VASCEPA (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of VASCEPA on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for VASCEPA

•	VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.

•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction >3% and greater than placebo.

•	Patients receiving treatment with VASCEPA and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.

•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.

•	Patients should be advised to swallow VASCEPA capsules whole; not to break open, crush, dissolve, or chew VASCEPA.

•	Adverse events and product complaints may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the United States Food and Drug Administration (FDA) as an adjunct to diet to reduce triglyceride levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as promoting the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa; expectations regarding Vascepa sales, revenue, expense and other financial metrics for the quarter ended March 31, 2016; expectations related to Amarin’s anticipated financial position and outlook in 2016 and the years that follow such as the company’s potential to enter 2017 as cash flow positive from commercial operations excluding certain expenses; expectations for event rates, interim data review, results and related announcements with respect to Amarin’s REDUCE-IT cardiovascular outcomes study; expectations related to the interim and final outcome of the REDUCE-IT study and the anticipated successful completion of the REDUCE-IT study, including the potential impact on the market opportunity for Vascepa in the event of a positive result in the REDUCE-IT study; and statements regarding the potential efficacy, safety and therapeutic benefits of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business (including the REDUCE-IT study), efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical REDUCE-IT clinical trial event rates may not be predictive of future results and related cost may increase beyond expectations; the risk that regulatory reviews may impact the current design of the REDUCE-IT study or cause a change in strategic direction with respect to continuation of the study; the risk that future litigation, court decisions and interpretation and interactions with regulatory authorities may impact Vascepa marketing and sales rights and efforts; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for cardiovascular risk reduction; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important Information Regarding Prescription Data and Product Revenue

The historical prescription data provided in this press release are based on data published by third parties. References to normalized prescriptions equate to 120 capsules or one month’s supply. Although Amarin believes these data are prepared on a period-to-period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in similar stages of launch of other pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. There is a limited amount of information available to determine the actual number of total prescriptions for prescription products like Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales may affect future prescription trends of Vascepa on a monthly and quarterly basis, for example, as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, and in light of seasonal fluctuations, before making an assessment about potential future performance. The commercialization and co-promotion of a new pharmaceutical product are complex undertakings, and Amarin’s ability to effectively and profitably commercialize Vascepa will depend in part on its ability to continue to generate market demand for Vascepa through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers and its ability to benefit from continued contributions of its Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part II, Item 1A. Risk Factors in Amarin’s most recent Quarterly Report on Form 10-Q.

Availability of Other Information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information:

Investor Relations:

Kathryn McNeil

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Lee M. Stern

Trout Group

In U.S.: +1 (646) 378-2992

lstern@troutgroup.com

Media Inquiries:

Kristie Kuhl

Finn Partners

In U.S.: +1 (212) 583-2791

Kristie.kuhl@finnpartners.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	March 31, 2016	December 31, 2015
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$81,363	$106,961
Restricted cash	600	600
Accounts receivable, net	15,019	13,826
Inventory	21,344	18,985
Prepaid and other current assets	6,105	3,152

Total current assets	124,431	143,524

Property, plant and equipment, net	172	243
Deferred tax assets	18,679	18,233
Other long-term assets	174	174
Intangible asset, net	9,256	9,417

TOTAL ASSETS	$152,712	$171,591

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$15,137	$10,832
Current portion of long-term debt	12,727	14,742
Deferred revenue, current	1,172	923
Accrued expenses and other current liabilities	24,551	24,226

Total current liabilities	53,587	50,723

Long-Term Liabilities:
Exchangeable senior notes, net of discount	138,703	136,734
Long-term debt	92,016	91,512
Long-term debt derivative liabilities	9,420	8,170
Deferred revenue, long-term	14,822	13,308
Other long-term liabilities	300	335

Total liabilities	308,848	300,782

Stockholders’ Deficit:
Preferred stock	24,364	24,364
Common stock	151,078	149,978
Additional paid-in capital	818,591	816,171
Treasury stock	(1,105)	(411)
Accumulated deficit	(1,149,064)	(1,119,293)

Total stockholders’ deficit	(156,136)	(129,191)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$152,712	$171,591

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended March 31,
	(in thousands, except per share amounts)
	2016	2015
Product revenue, net	$25,307	$15,558
Licensing revenue	236	375

Total revenue, net	25,543	15,933
Less: Cost of goods sold	6,896	5,627

Gross margin	18,647	10,306

Operating expenses:
Selling, general and administrative (1)	28,020	24,741
Research and development (1)	13,730	12,614

Total operating expenses	41,750	37,355

Operating loss	(23,103)	(27,049)

(Loss) gain on change in fair value of derivative liabilities (2)	(1,250)	464
Interest expense, net	(5,586)	(4,885)
Other expense, net	(121)	(128)

Loss from operations before taxes	(30,060)	(31,598)
Benefit from income taxes	289	472

Net loss	(29,771)	(31,126)
Preferred stock purchase option	—	(868)

Net loss applicable to common shareholders	$(29,771)	$(31,994)

Loss per share:
Basic	$(0.16)	$(0.18)
Diluted	$(0.16)	$(0.18)

Weighted average shares:
Basic	184,052	175,582
Diluted	184,052	175,582

(1)	Excluding non-cash stock- and warrant-based compensation, selling, general and administrative expenses were $25,136 and $22,519 for the three months ended March 31, 2016 and 2015, respectively, and research and development expenses were $13,017 and $11,803, respectively, for the same periods. Excluding these non-cash costs and excluding co-promotion fees paid to our U.S. co-promotion partner, selling, general and administrative expenses were $21,638 and $21,029 for the three months ended March 31, 2016 and 2015, respectively.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, long-term debt derivative liabilities, and a preferred stock purchase option derivative liability.

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended March 31,
	(in thousands, except per share amounts)
	2016	2015
Net loss for EPS[1] - GAAP	$(29,771)	$(31,994)
Share-based compensation expense	3,597	3,042
Warrant compensation income	—	(9)
Loss (gain) on change in fair value of derivatives	1,250	(464)
Preferred stock purchase option	—	868

Adjusted net loss for EPS[1] - non GAAP	$(24,924)	$(28,557)

[1] basic and diluted

Loss per share:
Basic and diluted - non GAAP	$(0.14)	$(0.16)

Weighted average shares:
Basic and diluted	184,052	175,582